Limelight Networks Appoints Tom Marth Senior Vice President of Sales

Sales Veteran Brings Extensive Experience to Drive Sales Excellence and Accelerate Growth

TEMPE, Ariz., November 26, 2018 -- Limelight Networks Inc, (NASDAQ: LLNW), a leading provider of edge cloud services, today announced the appointment of Tom Marth as Senior Vice President of Sales reporting to Limelight’s CEO, Bob Lento.

“Limelight presents an exciting opportunity and I am truly thrilled to be a part of this team,” said Tom Marth. “I look forward to driving and executing the company’s strategy to capture a meaningful share of the opportunity in this fast-growing industry. I believe Limelight is well positioned and has a differentiated set of assets that offers a tremendous opportunity for uniquely serving its customers and consequentially creating tremendous value for stakeholders.”

“I am excited to welcome Tom Marth to Limelight and look forward to his energy and commitment to make Limelight even stronger in 2019 and beyond,” said Bob Lento, Chief Executive Officer at Limelight. “Tom is a seasoned executive with significant experience driving successful sales organizations; he will play an important role in helping us increase our revenue growth rate and positive momentum in the market.”

Tom is an accomplished executive with more than 20 years of successful sales leadership in a variety of high growth technology companies. Most recently he was Regional Vice President at Workday where he led six sales teams across 15 states. Prior to that he was Group Vice President at Oracle where he took on increasing responsibility for more than 15 years. In addition, Tom has held sales roles at companies including FASCOR and Xerox. He earned a B.S. in Business Administration from Miami University.

Following a transition period, current Chief Sales Officer George Vonderhaar will leave the company. “I want to personally recognize George Vonderhaar for his hard work and dedication to Limelight for the past six years during a critical time as we turned Limelight into a respected, growing and profitable company. We want to thank George for his many contributions and wish him the best in his future endeavors,” said Bob Lento.

About Limelight
Limelight Networks, Inc. (NASDAQ: LLNW), a leading provider of digital content delivery, video, cloud security, and edge computing services, empowers customers to provide exceptional digital experiences. Limelight’s edge services platform includes a unique combination of global private infrastructure, intelligent software, and expert support services that enable current and future workflows. For more information, visit www.limelight.com, follow us on Twitter, Facebook, and LinkedIn.

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